Exhibit 99.1

Corporate Finance and Investor Relations CAMAC Energy Inc. 1330 Post Oak Blvd., Suite 2250 Houston, TX 77056 www.camacenergy.com

News Release

FOR RELEASE AT 6:00 AM CT

September 8, 2014

CAMAC Energy Closes $100 Million Credit Facility

New five-year facility provides development capital

HOUSTON, Texas – September 8, 2014 - CAMAC Energy Inc. (NYSE MKT: CAK) announced today that its wholly owned subsidiary, CAMAC Petroleum Limited, has entered into a credit facility with Zenith Bank Plc for a five-year senior secured term loan providing initial borrowing capacity of up to $100 million. U.S. dollar borrowings under the term loan facility will bear interest at the rate of LIBOR plus 7.5%, subject to a floor of 9.5%. The security package for the term loan facility includes a legal charge over OMLs 120 and 121 and an assignment of proceeds from oil sales.

Proceeds from the term loan facility will be used for the further expansion and development of OMLs 120 and 121 offshore Nigeria, including the Oyo Field.

Management Comments

"This new credit facility provides CAMAC Energy flexible funding at a reasonable cost to continue development of the Oyo Field,” said Earl W. McNiel, Senior Vice President and Chief Financial Officer of CAMAC Energy. “The dramatic increases in production and cash flow we expect to achieve at Oyo will drive near-term growth and enable us to pursue our high-impact exploration program.”

About Zenith Bank

Established in 1990, Zenith Bank has grown to become one of the leading financial institutions in Africa. Zenith Bank currently ranks as the biggest bank in Nigeria by tier-1 capital, and is the 6th biggest bank on the continent. It has over 500 branches and business offices, including in the UK, Ghana, Sierra Leone, Gambia, South Africa, and China. Zenith Bank is headquartered in Lagos, Nigeria. For more information, visit www.zenithbank.com.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in Africa.  Its asset portfolio consists of nine licenses across four countries, including current production and other projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya, and Gambia, and onshore Kenya.  CAMAC Energy is headquartered in Houston, Texas. For more information, visit www.camacenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The company’s actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the company’s ability to successfully develop the OMLs identified in this release and risks and other risk factors discussed in the company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The company undertakes no duty to update these forward-looking statements.

Source:  CAMAC Energy Inc.

Chris Heath

Director, Corporate Finance and Investor Relations

713-797-2945

chris.heath@camacenergy.com